Filed Pursuant to Rule 424(b)(3)
Registration No. 333-35802

Prospectus Supplement No. 5 dated January 12, 2001
to Prospectus dated May 19, 2000, as supplemented
on June 21, 2000, July 20, 2000, August 1, 2000 and
September 21, 2000

E*TRADE Group, Inc.

$650,000,000 6% Convertible Subordinated Notes due February 1, 2007
and
27,542,373 Shares of Common Stock Issuable upon Conversion of the Notes

             The information contained in the table appearing under the heading “Selling Securityholders” on pages 43-44 of the prospectus is hereby amended to add the following information:

Name of Selling Securityholder(1)	Principal Amount of Notes that May Be Sold	Percentage of Notes Outstanding	Shares of Common Stock that May Be Sold(2)

St. Claire International Ltd.	$1,000,000	*	42,373

             The information contained in the table appearing under the heading “Selling Securityholders” on pages 43-44 of the prospectus with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

Name of Selling Securityholder	Principal Amount of Notes that May Be Sold	Percentage of Notes Outstanding	Shares of Common Stock that May Be Sold(1)

Highbridge International LLC	$13,000,000	2.0%	550,847
Lakeshore International, Ltd.	—	—	—
T. Rowe Price Dividend Growth Fund, Inc.	$2,825,000	*	119,703
T. Rowe Price Growth & Income Fund, Inc.	$25,000,000	3.9%	1,059,322
Other holders of notes or future transferees of such holders(3)	$5,791,000	*	245,381